Exhibit 99.3
Wheeler Real Estate Investment Trust, Inc. (NASDAQ: WHLR)
First Quarter 2019 Prepared Remarks

Fellow Shareholders:

Over the last several quarters we have conducted quarterly earnings calls to provide an open and transparent exchange of information. In lieu of an earnings call this quarter, we are opting to provide you with this prepared statement that will provide an overview of the quarter and a summary of what we typically disclose on our quarterly calls in conjunction with our earnings press release and supplemental package.

For added convenience, we have also provided a frequently asked questions (FAQs) section to address specific questions.

FIRST QUARTER 2019 HIGHLIGHTS
During the quarter, we remained diligent and continued to work to implement a business strategy that retains the attributes of our core real estate portfolio, strengthens our capital structure and helps us reach our stated goals. A year ago, we stated that we would reduce our debt, cut operating expenses, including General & Administrative (G&A) expenses, and sell non-strategic real estate assets, while preserving the underlying cash flow of our income producing real estate portfolio. We believe that we are delivering on those stated initiatives:

EXPENSES

•	General & Administrative (G&A) expenses have been reduced by 27.7% compared to last year at this time; and

•	Total Operating Expenses have declined by 15.3% compared to last year.
LEASING ACTIVITY

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At our JANAF location, Aldi has begun the preliminary stages to build a 10,100 square foot neighborhood grocery store through a ground up development project that will include the demolition of the former Uptown Buffett outparcel building. Construction commences during the second quarter of this year with an estimated delivery date during the fourth quarter 2019.

•
Planet Fitness has signed a ground lease and begun construction on a 30,000 square foot fitness center to be constructed in the parking field at Freeway Junction in Stockbridge, Georgia. We anticipate the tenant to be operating in the fourth quarter of 2019.

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Currently we have thirteen leases that have been executed but have not yet begun to pay rent. The majority of these leases will begin generating rent in the second and third quarters of 2019. In total, these leases will generate $682k in ABR.

DISPOSITIONS

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Over the last ten months we have generated gross proceeds of $19 million from non-strategic asset sales, including land sales, that have generated total gains of $4.2 million at a weighted average disposition capitalization rate of 7.97%.

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In addition, we are under contract to sell Perimeter Square, a 58,277 square foot shopping center located in Tulsa, Oklahoma, which is 100% occupied. This transaction is due to close on or before June 30, 2019. Proceeds will pay off $6.5 million of property level debt and further reduce the Key Bank credit facility.

DEBT

•	We have reduced our total debt to $359.9 million compared to $379.1 million at March 31, 2018.

•	Using proceeds from asset sales and operating capital, we paid off our Revere loan;

•	Reduced the balance on our Senior Convertible Notes to approximately $450,000; and

Wheeler Real Estate Investment Trust | First Quarter 2019 Prepared Remarks	1

Wheeler Real Estate Investment Trust, Inc. (NASDAQ: WHLR)
First Quarter 2019 Prepared Remarks

•
Reduced the Key Bank line by $1.85 million. Since we are not acquiring any new real estate assets, we thought it prudent to reduce the amount on our line of credit by the end of the year. More details on this strategy are in the frequently asked questions below:

FAQs
Please refer to our earnings press release for additional detail on the First Quarter 2019 operating results.

Q:	What is the rationale behind paying down your line of credit with Key Bank?
A:
Our Key Bank credit facility was intended to be a capital source for acquisition activity. Certainly, the line was a tremendous benefit when acquiring the AC Portfolio, Village of Martinsville and Laburnum Square in 2016, but it was never intended to be a long-term debt instrument. As we stated last year, we are not acquiring new assets at this time. We see an opportunity to strengthen our balance sheet and reduce debt costs by converting the floating LIBOR-plus rate to lower fixed rate long term debt. We plan to pay down the line of credit through a combination of refinancings, dispositions, and operating cash. As part of this plan, Key Bank has agreed to: remove the minimum balance requirement; eliminate the Borrowing Base Availability calculation thereby clearing the “Overadvance” and replacing it with a debt service coverage ratio measure; and approve the immediate refinance of Martinsville and Laburnum Square shopping centers, representing approximately $23 million of the current approximate $50m balance. Our ability to extend the line later this year has not been altered by this paydown plan. We appreciate Key Bank’s cooperation in working with us and we look forward to continuing our relationship going forward.

Q:	When does the Company plan on paying dividends again on its common and preferred shares?
A:
Common Dividends have been suspended until further notice. The Board, along with the Executive Management Team assess this every quarter. However, until the Company is able to pay a sustainable dividend, we find it prudent not to pay a common dividend at this time.

At March 31, 2019, the Company had accumulated undeclared dividends of approximately $6.5 million to holders of shares of our Series A Preferred Stock, Series B Preferred Stock, and Series D Preferred Stock of which $3.5 million is attributable to the three months ended March 31, 2019.

The Series A, B and D dividends are contractually cumulative. Currently, it has been the Board’s decision to suspend both the preferred and the common dividends and is reassessing this decision on a quarterly basis.

Q:	What is the status of WHLR’s strategic alternatives?
A:	The Company continues to review with its advisors a variety of options and will keep our shareholders apprised of any new developments within due course.

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Wheeler Real Estate Investment Trust, Inc. (NASDAQ: WHLR)
First Quarter 2019 Prepared Remarks

Q:	Why did same-store NOI decline during the quarter?
A:
Our same store results were impacted by a 4.68% decrease in our same property revenues resulting from the rent modifications to certain Southeastern Grocers (SEG) leases, reduced rent at the three SEG recaptured and backfilled locations, incremental vacancies as well as the impact from properties that were sold during the year. Currently, we have13 leases that are executed but have not begun to pay rent. We anticipate these leases contributing $682 thousand annually when fully realized.

Q:	How many more assets are either held for sale, or have been identified for potential sale?
A:
We believe that we have sold, or in the process of selling any assets that no longer meet our strategic investment focus. However, we continue to regularly assess our portfolio and look for ways to create value.

Q:	Can you provide more updates as you progress on these stated goals?
A:	It has been our goal to operate with as much transparency as practicable, therefore, we will issue press releases in addition to our quarterly disclosures and SEC filings as appropriate .

As always, we appreciate your patience and support. Thank you.

Sincerely,

/s/ David Kelly
David Kelly
Chief Executive Officer

FORWARD-LOOKING STATEMENTS
This statement may contain “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. When the Company uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “estimate” or similar expressions that do not relate solely to historical matters, it is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause the actual results to differ materially from the Company’s expectations discussed in the forward-looking statements. The Company’s expected results may not be achieved, and actual results may differ materially from expectations. Specifically, the Company’s statements regarding: 1) its ability to reduce debt, cut operating expenses including General & Administrative (G&A) expenses, and sell non-strategic real estate assets, while preserving the underlying cash flow of its income producing real estate portfolio; 2) the construction and completion of ALDI at the JANAF location; 3) the construction and operation of Planet Fitness at Freeway Junction; 4) the generation of rent in the second and third quarters of 2019 from 13 leases and the expected $682k in ABR from these leases; 5) the completion of the sale of Perimeter Square and the ability to use the proceeds from the sale to pay off $6.5 million of property level debt and further reduce the Key Bank credit facility; 6) its ability to strengthen its balance sheet and reduce debt costs by converting the floating LIBOR-plus rate to lower fixed

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Wheeler Real Estate Investment Trust, Inc. (NASDAQ: WHLR)
First Quarter 2019 Prepared Remarks

rate long term debt under the Key Bank credit facility; 7) the Company’s ability to pay down the Key Bank line of credit through a combination of refinancings, dispositions, and operating cash; 8) the Company’s ability to extend the Key Bank line of credit; 9) the Company’s ability to resume paying dividends on its common and preferred stock; 10) the successful implementation of any strategic initiatives; and 11) the creation of value from dispositions are forward looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. For these reasons, among others, investors are cautioned not to place undue reliance upon any forward-looking statements in this press release. Additional factors are discussed in the Company's filings with the U.S. Securities and Exchange Commission, which are available for review at www.sec.gov. The Company undertakes no obligation to publicly

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